Exhibit 99.1

Financial Contact Joe Christel Chief Financial Officer +1 (516) 535-3686 joe.christel@proginet.com	Media Contact Jeff Schlauch Press and Media Relations +1 (516) 535-3621 jeff.schlauch@proginet.com

Proginet Announces Third-Quarter 2010 Financial Results

Garden City, N.Y. — May 18, 2010 — Proginet Corporation [OTCBB: PRGF.OB], a world leader in multi-platform file transfer solutions, today announced unaudited financial results for the third quarter of fiscal 2010, which ended April 30, 2010. Total revenues for the quarter were $2,052,457 compared to total revenues of $1,770,135 in the equivalent period of fiscal 2009. Proginet reports operating expenses for the quarter of $2,048,068, a reduction of $72,630 compared to the third quarter of fiscal 2009.

“As I stated in Proginet’s announcement on May 11th, we continue to drive consistent results based on solid performance across a number of our products and partners” stated Sandy Weil, Proginet’s President and CEO. “I am very pleased about the contribution we are seeing from both direct sales and OEM partner sales across Slingshot, RocketStream, our core CFI product line, and even our new AnyFileNow SaaS/Cloud offering, which already has five trials underway since our launch only two weeks ago.  We closed two enterprise based Slingshot deals, which were hard fought against strong competitors and we also earned additional government business related to the large enterprise rollout that we have been working on since last year. We have continued to focus Proginet on innovation and we continue to manage our costs aggressively.”

“In addition to continuing our product innovation and reducing costs, we also continue to focus on operational excellence including improving customer technical support, product documentation, and product testing” added Steve Flynn, Proginet’s COO.

Proginet notes that today’s results are in line with preliminary numbers announced on May 11, 2010. Mr. Weil and Mr. Christel will discuss third-quarter results on today’s Investor Conference Call (full details below).

Investor Conference Call
Proginet will hold an informational investor conference call today at 4:30 p.m. Eastern Time to discuss unaudited financial results for the third quarter of fiscal 2010 and business trends, provide updates on company initiatives and answer questions. To listen or participate, investors may call in at the numbers below immediately prior to the event (you will need all of the following information).

Date and Time: Tuesday, May 18, 2010, at 4:30 p.m. Eastern Time
Leader: Mr. Sandy Weil
Passcode: Proginet
Domestic Dial-in: +1 (888) 972-9676
International Dial-in: +1 (517) 308-9411

#      #      #      #      #     #     #

To receive press releases and other corporate communications directly from Proginet, please e-mail investor@proginet.com or call +1 (516) 535-3600.

FINANCIAL HIGHLIGHTS

Statement of Operations	Quarter ended April 30,
	2010 (unaudited)	2009 (unaudited)
Software license revenue	$652,536	$554,913
Software maintenance fees and other	1,388,721	1,201,222
Professional services	11,200	14,000
Total revenues	2,052,457	1,770,135
Total operating expenses and interest income, net	2,048,068	2,120,698
Net income / (loss)	$4,389	$(350,563)
Basic and diluted income/(loss) per common share	.00	(.02)

Balance Sheets
	Quarter ended April 30, 2010 (unaudited)	Year ended July 31, 2009
Cash	$1,433,233	$1,106,349
Trade accounts receivable, net	1,979,208	2,366,174
Property and equipment, net	245,234	323,478
Capitalized software development cost, net	4,049,960	4,080,434
Purchased software and other intangibles, net	741,962	375,480
Other assets	225,328	242,920
Total assets	$8,674,925	$8,494,835

Accounts payable and accrued expenses	$959,274	$1,261,654
Deferred revenues	2,741,582	2,869,357
Deferred rent	131,378	147,838
Total liabilities	3,832,234	4,278,849
Total stockholders’ equity	4,842,691	4,215,986
Total liabilities and stockholders’ equity	$8,674,925	$8,494,835

About Proginet Corporation
Proginet Corporation offers universal, multi-platform software solutions for fast, secure, and inexpensive file transfers both inside and outside the enterprise. Hundreds of companies worldwide rely on Proginet’s CyberFusion Integration Suite (CFI)®, SlingshotTM, AnyFileNowTM and Proginet Accelerator, Inc.’s file transfer acceleration technology, RocketStream, to  streamline business conduct while securing customer data and limiting the risks associated with sharing proprietary information with partners and colleagues around the globe.  With over 20 years of experience in the managed file transfer arena, Proginet’s global customer base spans more than 30 countries and includes many Fortune 500 companies. Headquartered in New York, the company is publicly traded under the symbol [OTCBB: PRGF.OB]. For more information, visit www.proginet.com.

Disclaimer
This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "believe," "may," "will," "plans" and "anticipate," or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission including, but not limited to Proginet’s most recently filed Form 10-K, Forms 10-Q, and Forms 8-K (www.sec.gov).